Exhibit 99.2

Third Quarter 2016 Earnings Conference Call
Prepared Remarks

About the Prepared Remarks
The following commentary is provided by management and should be read in conjunction with Ameresco’s third quarter 2016 earnings press release. These remarks represent management’s current views on the Company’s financial and operational performance and outlook and are provided to give investors and analysts further insight into our performance in advance of the earnings call. With respect to the non-GAAP financial measures contained in these prepared remarks, a discussion of and a reconciliation between GAAP and non-GAAP results and guidance is provided at the end of these remarks.
Earnings Conference Call and Webcast
The Company will host a conference call today at 8:30 a.m. ET today to discuss results. Participants may access the earnings conference call by dialing +1 (877) 359-9508 or internationally +1 (224) 357-2393. The passcode is 4413406. Participants are advised to dial into the call at least ten minutes prior to register. A live, listen-only webcast of the conference call will also be available over the Internet. Individuals wishing to listen can access the call through the “Investor Relations” section of the Company’s website at www.ameresco.com. An archived webcast will be available on the Company’s website for one year.
Safe Harbor Statement
Any statements in these prepared remarks about future expectations, plans and prospects for Ameresco, Inc., including statements about market conditions, pipeline and backlog, as well as estimated future revenues and net income, and other statements containing the words “projects,” “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the timing of, and ability to, enter into contracts for awarded projects on the terms proposed; the timing of work we do on projects where we recognize revenue on a percentage of completion basis, including the ability to perform under recently signed contracts without unusual delay; demand for our energy efficiency and renewable energy solutions; our ability to arrange financing for our projects; changes in federal, state and local government policies and programs related to energy efficiency and renewable energy; the ability of customers to cancel or defer contracts included in our backlog; the effects of our recent acquisitions and restructuring activities; seasonality in construction and in demand for our products and services; a customer’s decision to delay our work on, or other risks involved with, a particular project; availability and costs of labor and equipment; the addition of new customers or the loss of existing customers; market price of the Company's stock prevailing from time to time; the nature of other investment opportunities presented to the Company from time to time; the Company's cash flows from operations; and other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the U.S. Securities and Exchange Commission on March 4, 2016 and in our Quarterly Report for the quarter ended March 31, 2016, filed with the U.S. Securities and Exchange Commission on May 5, 2016. In addition, the forward-looking statements included in these prepared remarks represent our views as of the date of these prepared remarks. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of these prepared remarks.
Use of Non-GAAP Financial Measures
These prepared remarks and the accompanying tables include references to adjusted EBITDA and adjusted cash from operations, which are non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses them, please see the section at the end of these prepared remarks titled “Explanation of Non-GAAP Financial Measures”. For a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure prepared in accordance with GAAP, please see the sections at the end of these prepared remarks titled “GAAP to Non-GAAP Reconciliations” and “Non-GAAP Financial Guidance”.
Prepared Remarks
George Sakellaris - CEO
We had a good quarter, and the year is shaping up as we expected. Revenue exceeded our expectations and gross margin was up to 21.5%, well above both last quarter and last year. Most important was our earnings performance, which is our highest priority. Net income was up 37% and adjusted EBITDA was up 19%.

Year to date, our revenue is up 4.4%. Net income of $8.6 million was up, significantly better than the $2.0 million in the same period last year. Adjusted EBITDA was up 28%. This meets our ongoing goal of growing earnings faster than revenue.

New awards in the quarter were $78 million, bringing the year to date new awards to $482 million. Our contracted backlog is 17% higher than this time last year.

We also continued to build our portfolio of distributed generation assets, which is a critical element of our broader goal to increase higher margin recurring revenue streams. In the third quarter, we invested $24 million in operating assets. This brings our total to $45 million of investment so far this year. Year to date energy sales are up over 15%.

During the quarter we also increased our penetration in under-represented regions. We are making good progress in California and Texas, and we made progress in other states as well. A good example is the State of Georgia. Last year we mentioned winning Ameresco’s first project there, thus opening that market for us. Based on recent awards, we expect revenue from Georgia to grow nicely in the years ahead.

As we near completion of the restructuring of our operations in Canada, we are seeing what we consider to be positive results. Year to date revenue in Canada is up 6.3%. Growth is being driven by attractive efficiency projects with solid profitability. We are also making new firsts in Canada that demonstrate our long-term potential there. For example, Ameresco was awarded its f irst military base project in Canada, a great fit for us given our extensive work with the Department of Defense in the U.S. We have responded to a number of military RFPs, and believe this sector can help drive growth. We are also winning innovative projects, such as a municipal-scale street lighting project with smart controls in Ontario. We are in the development phase of a 4 megawatt battery storage project for Ontario’s Independent Electricity System Operator.

These projects are examples of the innovation that helps us sustain our leadership position in our industry. This can be further demonstrated by examining three more projects that highlight Ameresco’s advanced approach to energy solutions.

One is the 91st Avenue Wastewater Treatment Plant in Phoenix Arizona. In August, we announced a multi-million dollar biogas project there. We will design, build, own, operate and maintain an innovative biogas-to-green energy facility. The facility will process the raw wastewater biogas generated in the anaerobic digesters into renewable natural gas. The green gas will be delivered via pipeline to California, where it will be used in vehicles. This work is expected to be operational in late 2017.

Another large and comprehensive efficiency solution is represented by our work with the Federal Bureau of Prisons. In September, we announced a $53 million project for their 776-acre complex in Butner, North Carolina. The Bureau of Prisons is a repeat customer and this is their single-largest ESPC ever awarded. More than 2 million square feet of correctional buildings will be addressed by this project. It will include the installation of interior and exterior LED lighting upgrades, a comprehensive HVAC overhaul with smart controls, chiller and refrigeration improvements, and water use reduction controls. Ameresco will also construct a 3.1 MW on-site solar system which will provide more than 8% of the facility’s current electricity demand. The project is also expected to reduce water consumption by 40% and deliver over $3 million in annual cost savings.

Butner illustrates why our U.S. Federal business is so strong right now. Federal project revenue was up 40% this quarter, and year-to-date is up 54%. Even with that level of growth, we are optimistic on the outlook for Federal in the quarters ahead. Last month, the White House announced that they are extending the Presidential Performance Contracting Challenge by three years through 2019. This will leverage an additional $2 billion of projects, on top of the $4 billion already committed. This extension will solidify the use of ESPCs as “business as usual”, and should help with the transition into the next Administration. We are confident this demand driver will endure through the election because it is driven by great economics. By using ESPCs, Federal facilities win financially and structurally while also delivering environmental benefits. We anticipate that these benefits will drive more Federal opportunities for us.

Finally, our project with Roxbury Community College here in Massachusetts demonstrates our ability to combine complex energy technologies. The college is in the middle of a major renovation project, and decided to take advantage of this to upgrade their energy infrastructure. Ameresco’s ESPC with this urban college is expected to deliver $20 million of upgrades, a substantial amount on top of their $43 million campus-wide renovation already in progress. The project includes 23 separate energy-saving technologies. A key one is our conversion of one of the parking lots into a cutting-edge alternative energy source. Geothermal pumps are being installed under the parking lot, turning it into a heating and cooling source that is expected to meet 90% of the college’s needs. Above the parking lot will be canopy solar, capable of generating 1 million kilowatt hours per year of electricity. We are also installing six electric vehicle charging stations. And by the way, we did all this without reducing the capacity of the parking lot.

These three projects indicate the direction in which Ameresco, and our industry, is evolving. Projects are getting larger and more complex. They are using more sophisticated technologies to impact more resources, thus driving more savings and self-funded infrastructure upgrades. With this type of complexity delivering positive results, you should not be surprised to hear that analysts expect our industry to accelerate its growth over the next couple of years.

Now, let me turn the call over to John to provide more details about our financial results and guidance.

John?

John Granara - CFO
Thank you, George, and good morning, everyone. As we get started with the financials, please note that, unless otherwise stated, all the amounts I reference relate to Q3 2016, and the comparisons are for the year-over-year changes. In reviewing results, our prepared remarks on our website offer both lines of business and our traditional segment reporting. This will keep the time series comparable for you.

Total revenues of $180.6 million were down 4.5%, but were slightly ahead of the higher end of our guidance range of $170-$180 million. We are pleased with the solid revenue growth in both small-scale infrastructure and federal segments, which were up 36% and 31%, respectively. As expected, Canada revenue was down as we finish up the large “problem” housing project. Business in Canada is shifting to smaller, more focused and more profitable projects now. Also, as expected integrated PV sales were down due to weakness in the oil and gas market. Finally, our core project business was impacted by the delay of two projects in our contracted backlog.

Gross margin was 21.5%, up from 19.2% last year. The improvement was mainly driven by a better revenue mix, with a greater proportion of higher margin recurring revenue streams. This included a fair amount of renewable energy incentive revenue, which naturally boosts gross margin.

Moving down the P&L, SG&A expense was $28.9 million. That amount included a $2.2 million reserve related to the SunEdison bankruptcy and $0.4 million of lingering charges related to our earlier restructuring actions.

We elected to reserve amounts of accounts receivables that we believe may not be collectible due to the bankruptcy of SunEdison. We are still attempting to recover the assets associated with the projects. Without the bankruptcy reserve and restructuring charges, SG&A would have been $26.2 million and 14.5% of revenue, compared to $26.6 million and 14.1% of revenue in the same period last year. We still have approximately $750 thousand of unreserved receivables outstanding with Sun Edison.

Operating income was $9.9 million which compares to operating income of $9.7 million last year. This equates to operating margin of 5.5% in Q3 2016. Operating income was higher than last year on both a dollar and percent of revenue basis.

Below the operating line, other expenses were $2.3 million. This includes approximately $1.7 million of net interest expense. Our effective tax rate in the quarter was approximately 24%.

Net income was $5.7 million, up 37%, and earnings per diluted share were $0.12, up 33%. Non-GAAP diluted earnings per share were $0.16, up 78%. Our bottom line performance fulfilled our expectation that we would improve profitability in Q3.

Adjusted EBITDA was $19.2 million, up 19%. Adjusted EBITDA margin in the quarter was 10.6% compared to 8.5% in the same quarter last year. Note that we are continuing to invest significantly to strengthen our presence in new U.S. regions.

Now let's turn to our balance sheet. I will highlight what happened during the quarter so all of the comparisons are sequential.

Cash and equivalents, including restricted cash, was $30.8 million, up $3.1 million. Accounts receivable, including retainage, was $102.5 million, essentially flat. Project assets were up $22.6 million, bringing the total to $279.3 million. As George mentioned, we invested approximately $24 million of CapEx into projects that we plan to own and operate, which brings us to $45 million of investment year to date.

Consolidated debt of $128.8 million was up $9.2 million. Nonrecourse project debt is $100 million, representing most of our total debt. The debt increase was largely due to draws on the line of credit that we use to fund assets in development and construction. As a reminder, we use the line until we put permanent project financing in place, which normally occurs after the asset is placed into operation.

During the quarter, we repurchased 503,000 shares of common stock for $2.5 million. We had approximately $5.6 million still authorized under this program as of the end of the quarter.

Now that three quarters of the year are behind us, we are encouraged by our financial results year-to-date. Our solid results provide us with continued confidence in our annual guidance. With only a couple months left in 2016, we naturally have better visibility, so we are tightening the revenue range we offered at the start of the year. However, we are maintaining our earnings range, since we have been improving our profitability.

For the full year, we expect revenue to be in the range of $645 million to $660 million. We expect EPS in the range of $0.25 to $0.30 and adjusted EBITDA to be in the range of $51 million to $57 million.

Please keep in mind that the guidance we provided excludes the impact of any non-controlling interest and all charges related to the SunEdison bankruptcy or our restructuring activities.

Closing Remarks - Mr. Sakellaris

Before we conclude, let me summarize the key points of our performance. The year is shaping up quite well. Year to date, revenue is up 4.4%, net income is up significantly, and adjusted EBITDA is up 28%. We are growing earnings faster than revenue, our top priority. We are also building visibility. Year to date, the project pipeline is up 17%. Total backlog is up 6%, driven by year-to-date new awards of $482 million. Contracted backlog is up 17% compared to this time last year.

We are achieving this by hitting our strategic objectives: increasing market penetration, entering new geographies, growing the distributed generation portfolio, and reducing costs through restructuring and efficiency initiatives.

We are a leader in an industry that is poised to grow meaningfully in the next few years. Our leadership position is driven by our embrace of innovation and an ability to execute. Innovation drives our solutions. Whether it is solar, geothermal pumps, energy storage, biogas, biomass, waste water treatment, smart networks, or controls for lighting and HVAC…Ameresco offers the highly skilled engineering and design talent required to integrate, implement and finance these technologies.

Before we end, I want to thank our great employees for their dedication, innovation, and hard work. I also want to thank our customers for choosing Ameresco as their trusted sustainability partner.

With that we’ll close the call. Thank you for your attention and interest. We look forward to updating you on our progress again next year.

Performance by Segment (in thousands):
	Three Months Ended		Nine Months Ended
	Revenues	Adjusted EBITDA	Revenues	Adjusted EBITDA(1)
September 30, 2016
U.S. Regions	$83,653	$8,046	$195,857	$13,156
U.S. Federal	46,498	6,337	128,266	18,961
Canada	12,019	1,004	40,023	2,164
Small-Scale Infrastructure	21,791	10,730	61,543	25,500
All Other	16,637	444	51,313	1,231
Unallocated corporate activity	—	(7,370)	—	(19,188)
Total Consolidated	$180,598	$19,191	$477,002	$41,824
September 30, 2015
U.S. Regions	$103,847	$10,798	$221,875	$19,343
U.S. Federal	35,491	4,630	90,071	13,605
Canada	12,931	(307)	37,663	(725)
Small-Scale Infrastructure	16,025	7,121	45,947	18,598
All Other	20,848	(662)	61,508	(1,503)
Unallocated corporate activity	—	(5,480)	—	(16,571)
Total Consolidated	$189,142	$16,100	$457,064	$32,747

Line of Business Revenues By Segment for the three months ended September 30 (in thousands):
	U.S. Regions	U.S. Federal	Canada	Small-Scale Infrastructure	All Other	Total Consolidated
2016
Revenues:
Project(1)	$79,271	$35,329	$9,531	$4,434	$2,824	$131,389
Operating Assets(2)	—	1,102	924	15,650	304	17,980
O&M(3)	4,306	10,067	134	1,605	—	16,112
Integrated-PV(4)	—	—	—	—	7,119	7,119
Other Services	76	—	1,430	102	6,390	7,998
Total Revenues	$83,653	$46,498	$12,019	$21,791	$16,637	$180,598
2015
Revenues:
Project(1)	$98,776	$25,179	$10,602	$1,026	$3,232	$138,815
Operating Assets(2)	—	—	659	14,045	—	14,704
O&M(3)	4,522	10,191	134	668	—	15,515
Integrated-PV(4)	—	—	—	—	9,759	9,759
Other Services	549	121	1,536	286	7,857	10,349
Total Revenues	$103,847	$35,491	$12,931	$16,025	$20,848	$189,142

Line of Business Revenues By Segment for the nine months ended September 30 (in thousands):
	U.S. Regions	U.S. Federal	Canada	Small-Scale Infrastructure	All Other	Total Consolidated
2016
Revenues:
Project(1)	$182,435	$94,596	$32,913	$14,542	$5,590	$330,076
Operating Assets(2)	—	3,008	2,041	42,586	916	48,551
O&M(3)	12,875	30,662	449	3,661	—	47,647
Integrated-PV(4)	—	—	—	—	21,605	21,605
Other Services	547	—	4,620	754	23,202	29,123
Total Revenues	$195,857	$128,266	$40,023	$61,543	$51,313	$477,002
2015
Revenues:
Project(1)	$207,727	$61,242	$30,917	$2,988	$6,818	$309,692
Operating Assets(2)	—	—	1,732	40,085	—	41,817
O&M(3)	13,033	28,688	432	2,070	—	44,223
Integrated-PV(4)	—	—	—	—	30,517	30,517
Other Services	1,115	141	4,582	804	24,173	30,815
Total Revenues	$221,875	$90,071	$37,663	$45,947	$61,508	$457,064
(1) Project revenues consists of services related to the design, engineering and installation of, and the arranging of financing for, equipment and other measures to improve the efficiency and control the operation of a facility’s energy infrastructure. Project revenues also include the construction for customers of small-scale plants that produce electricity, gas, heat or cooling from renewable sources of energy.
(2) Operating Assets revenues includes the sale of electricity, processed LFG, heat or cooling from plants that the Company owns.
(3) O&M revenues includes operations and maintenance services for customers as well as measurement and verification services related to our ESPCs.
(4) Integrated-PV revenues includes the sale of solar PV energy products and systems.

Operating Asset Metrics (in thousands, except megawatt equivalents ("MWe"))
	Three Months Ended and As Of September 30,		Nine Months Ended and As Of September 30,
	2016	2015	2016	2015
Operating Assets:
Assets in Development	149,000	185,200	149,000	185,200
Assets in Development (MWe)	60.5	72.3	60.5	72.3
Total Assets in Operation (MWe)	162.0	136.0	162.0	136.0
Revenues	$17,980	$14,704	$48,551	$41,817
Adjusted EBITDA	$9,585	$6,774	$25,079	$19,644

GAAP to Non-GAAP Reconciliations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Adjusted EBITDA:
Net income attributable to Ameresco, Inc.	$5,715	$4,178	$8,763	$1,981
Impact of redeemable non-controlling interest	95	—	(149)	—
Plus: Income tax provision	1,865	3,343	2,872	2,187
Plus: Other expenses, net	2,268	2,149	4,961	6,158
Plus: Depreciation and amortization of intangible assets	6,290	6,010	18,232	17,505
Plus: Stock-based compensation	328	396	1,086	1,367
Plus: Restructuring and other charges	2,630	29	6,059	401
Plus: Non-Core Canada project loss	—	(5)	—	3,148
Adjusted EBITDA	$19,191	$16,100	$41,824	$32,747
Adjusted EBITDA margin	10.6%	8.5%	8.8%	7.2%

Non-GAAP net income and EPS:
Net income attributable to Ameresco, Inc.	$5,715	$4,178	$8,763	$1,981
Impact of redeemable non-controlling interest	95	—	(149)	—
Plus: Restructuring and other charges	2,630	29	6,059	401
Plus: Non-Core Canada project loss	—	(5)	—	3,148
Plus: Income Tax effect of non-GAAP adjustments	(868)	—	(1,430)	(123)
Non-GAAP net income	$7,572	$4,202	$13,243	$5,407
Diluted net income per common share	$0.12	$0.09	$0.19	$0.04
Effect of adjustments to net income	0.04	—	0.09	0.07
Non-GAAP EPS	$0.16	$0.09	$0.28	$0.11
Weighted average common shares outstanding - diluted	46,430,163	48,056,359	46,669,036	47,623,042

Adjusted cash from operations:
Cash flows from operating activities	$(7,654)	$4,341	$(47,376)	$(32,619)
Plus: proceeds from Federal ESPC projects	26,316	20,976	65,075	61,846
Adjusted cash from operations	$18,662	$25,317	$17,699	$29,227

Non-GAAP Financial Guidance

Adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA):
(in thousands)
Year Ended December 31, 2016
	Low	High
Operating income	$18,000	$21,000
Depreciation and amortization of intangible assets	25,000	27,000
Stock-based compensation	2,000	2,000
Restructuring and other charges	6,000	7,000
Adjusted EBITDA	$51,000	$57,000
We use the non-GAAP financial measures defined and discussed below to provide investors and others with useful supplemental information to our financial results prepared in accordance with GAAP. These non-GAAP financial measures should not be considered as an alternative to any measure of financial performance calculated and presented in accordance with GAAP. For a reconciliation of these non-GAAP measures to the most directly comparable financial measures prepared in accordance with GAAP, please see Other Non-GAAP Disclosure and Non-GAAP Financial Guidance in the tables above.
We understand that, although measures similar to these non-GAAP financial measures are frequently used by investors and securities analysts in their evaluation of companies, they have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for the most directly comparable GAAP financial measures or an analysis of our results of operations as reported under GAAP. To properly and prudently evaluate our business, we encourage investors to review our GAAP financial statements included above, and not to rely on any single financial measure to evaluate our business.
Adjusted EBITDA and Adjusted EBITDA Margin
We define adjusted EBITDA as operating income before depreciation, amortization of intangible assets, stock-based compensation expense, restructuring charges and loss related to a significant non-core project in Canada and charges related to a significant customer bankruptcy. We believe adjusted EBITDA is useful to investors in evaluating our operating performance for the following reasons: adjusted EBITDA and similar non-GAAP measures are widely used by investors to measure a company's operating performance without regard to items that can vary substantially from company to company depending upon financing and accounting methods, book values of assets, capital structures and the methods by which assets were acquired; securities analysts often use adjusted EBITDA and similar non-GAAP measures as supplemental measures to evaluate the overall operating performance of companies; and by comparing our adjusted EBITDA in different historical periods, investors can evaluate our operating results without the additional variations of depreciation and amortization expense, stock-based compensation expense, restructuring charges and loss related to a significant non-core project in Canada. We define adjusted EBITDA margin as adjusted EBITDA stated as a percentage of revenue.
Our management uses adjusted EBITDA and EBITDA margin as measures of operating performance, because they do not include the impact of items that we do not consider indicative of our core operating performance; for planning purposes, including the preparation of our annual operating budget; to allocate resources to enhance the financial performance of the business; to evaluate the effectiveness of our business strategies; and in communications with the board of directors and investors concerning our financial performance.

During the first quarter of 2016, we changed our calculation and presentation of adjusted EBITDA to exclude restructuring charges and losses related to a significant non-core project in Canada and during the third quarter of 2016, we changed our calculation and presentation of adjusted EBITDA in order to exclude charges related to a significant customer bankruptcy. We do not consider these items indicative of our core operating performance. Adjusted EBITDA and adjusted EBITDA margin for the prior periods have been recalculated to be presented on a comparable basis.
Non-GAAP Net Income and EPS
We define non-GAAP net income and earnings per share ("EPS") to exclude certain discrete items that management does not consider representative of our ongoing operations, including restructuring charges, loss related to a significant non-core project in Canada, impact from redeemable non-controlling interest and charges related to a significant customer bankruptcy. We consider non-GAAP net income and non-GAAP EPS to be important indicators of our operational strength and performance of our business because they eliminate the effects of events that are not part of the Company's core operations.
Adjusted Cash From Operations
We define adjusted cash from operations as cash flows from operating activities plus proceeds from Federal ESPC projects. Cash received in payment of Federal ESPC projects is treated as a financing cash flow under GAAP due to the unusual financing structure for these projects. These cash flows, however, correspond to the revenue generated by these projects. Thus we believe that adjusting operating cash flow to include the cash generated by our Federal ESPC projects provides investors with a useful measure for evaluating the cash generating ability of our core operating business. Our management uses adjusted cash from operations as a measure of liquidity because it captures all sources of cash associated with our revenue generated by operations.